Exhibit 99.1

350 South Grand Avenue, Suite 5100 Los Angeles, CALIFORNIA PHONE: 213 687-7700 WWW.RSAC.COM FAX: 213 687-8792

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428 kfeazle@rsac.com investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. ANNOUNCES THE PRICING CONSIDERATION FOR EARLE M. JORGENSEN
COMPANY’S TENDER OFFER OF ITS 9.75% SENIOR SECURED NOTES DUE 2012 AND THE RECEIPT OF THE
REQUISITE CONSENTS IN THE RELATED SOLICITATION
     Los Angeles, CA — October 26, 2006 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today the determination of the consideration payable in the previously announced cash tender offer for any and all of the Earle M. Jorgensen Company (“EMJ”) 9.75% Senior Secured Notes due 2012 (the “Notes”), as well as the related consent solicitation to amend the indenture governing the Notes.
     The total consideration for the Notes (the “Total Consideration”), which will be payable for those Notes that are accepted for payment and that were validly tendered and not withdrawn on or prior to the Consent Date, namely 5:00 p.m., New York City time, on Wednesday, October 25, 2006, will be $1,069.85 per $1,000 principal amount of the Notes. The Total Consideration includes a $20.00 payment (a “Consent Payment”), payable only in respect of Notes that are validly tendered with consents and not withdrawn on or prior to the Consent Date. Holders who validly tender their Notes after the Consent Date, and on or prior to midnight New York City time, on November 8, 2006 (the “Expiration Date”), will be eligible to receive only the tender offer consideration, namely the Total Consideration less the Consent Payment. In addition, all holders whose Notes are purchased pursuant to the tender offer will be paid accrued and unpaid interest on their purchased Notes up to, but not including, the settlement date, which is expected to be November 9, 2006.
(more)

2-2-2
     The Total Consideration for the Notes was determined as of 2:00 p.m., New York City time, today and is calculated based in part on the 3.625% U.S. Treasury Note due June 30, 2007 (the “Reference Security”). The Reference Security Yield and the Tender Offer Yield to calculate the Total Consideration are 5.092% and 5.592%, respectively. The Total Consideration for each $1,000 principal of Notes is calculated based on the present value of $1,048.75 (the “First Call Price” payable on June 1, 2007 (the “First Call Date”) for such principal amount of Notes) discounted to the expected settlement date of November 9, 2006 from the First Call Date plus the present value on such settlement date of all interest that would be payable beginning on the next interest payment date up until the First Call Date, each determined on a fixed spread pricing formula utilizing a yield equal to the Reference Security, plus 50 basis points, less interest accrued from the previous interest payment date to, but not including, such settlement date. The detailed methodology for calculating the Total Consideration for validly tendered Notes is outlined in the Offer to Purchase and Consent Solicitation Statement dated October 12, 2006 relating to the tender offer and the consent solicitation.
     Concurrently with the tender offer, EMJ has solicited consents from holders of the Notes for certain amendments which would eliminate substantially all of the restrictive covenants contained in the Indenture and the Notes (other than the covenants related to asset sales and change of control offers), certain event of default provisions as well as provisions relating to the security interest that Holders have in the assets of EMJ, and modify or eliminate certain other provisions contained in the Indenture, the Notes and the related Security Agreement and Intercreditor Agreement. Adoption of the proposed amendments requires the consent of holders of at least a majority of the aggregate principal amount of Notes outstanding.
     As of the Consent Date, the last day and time for holders to deliver their Notes pursuant to the tender offer and be eligible to receive the Total Consideration including the Consent Payment, holders of approximately $249.7 million in aggregate principal amount of Notes had tendered their Notes pursuant to the tender offer. This participation represents approximately 99.9% of the total principal amount of Notes outstanding. Notes tendered prior to the Consent Date may no longer be withdrawn. As a result, EMJ has received the requisite consents to adopt the proposed amendments pursuant to the consent solicitation. EMJ and the Indenture’s trustee have executed a supplemental indenture in respect of such amendments, but the amendments will not become effective until the tendered Notes are accepted for payment pursuant to the tender offer.
(more)

3-3-3
     J.P. Morgan Securities Inc. is the sole Dealer Manager for the tender offer and the consent solicitation and can be contacted at (866) 834-4666 (toll free), or (212) 834-4077 (collect). Global Bondholder Services Corporation is the Information Agent and the Depositary for the tender offer and the consent solicitation and can be contacted at (866) 807-2200 (toll free) or (212) 430-3774 (collect).
     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 160 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries. The Company was named to the 2006 Fortune 100 Fastest Growing Companies List and the Forbes Platinum 400 List of America’s Best Big Companies.
     This release may contain forward-looking statements. Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s and Earle M. Jorgensen Company’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s and Earle M. Jorgensen Company’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2005, Earle M. Jorgensen Company’s Annual Report on Form 10-K for the year ended March 31, 2006, and their respective Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2006.
     This announcement is not an offer to purchase, a solicitation for acceptance of an offer to purchase, or a solicitation of consents with respect to any securities. The Offer to Purchase and the Consent Solicitation are being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement dated October 12, 2006 and related materials.
# # #